Exhibit 99.1

PROSPECTUS

HORNBECK OFFSHORE SERVICES, INC.

700,000 shares of Common Stock Offered Pursuant To

The Hornbeck Offshore Services, Inc. 2005 Employee Stock Purchase Plan

THIS DOCUMENT CONSTITUTES PART OF A PROSPECTUS COVERING SECURITIES THAT HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933.

The Common Stock is traded on the New York Stock Exchange under the symbol “HOS”.

You should read this entire prospectus, its exhibits and the documents incorporated by reference, carefully before you decide to invest in the shares of common stock offered by this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the prospectus. Any representation to the contrary is a criminal offense.

We have not authorized anyone to give you information that differs from the information in this prospectus. If you receive any different information, you should not rely on it.

The date of this prospectus is May 4, 2005.

The information contained in this prospectus speaks as of the date above, you should not imply that such information has not changed since that date.

HORNBECK OFFSHORE SERVICES, INC.

2005 EMPLOYEE STOCK PURCHASE PLAN

Attached to this prospectus as Exhibit A is a copy of the plan. The description of the plan contained in this prospectus is qualified in its entirety by reference to the complete text of the plan.

FORWARD LOOKING STATEMENTS

We make forward-looking statements in this prospectus, the exhibits and the documents incorporated by reference. We have based these forward-looking statements on our current views and assumptions about future events and our future financial performance. You can generally identify forward-looking statements by the appearance in such a statement of words like “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should” or “will” or other comparable words or the negative of these words. When you consider our forward-looking statements, you should keep in mind the risk factors we describe and other cautionary statements we make in this prospectus.

Among the risks, uncertainties and assumptions to which these forward-looking statements may be subject are:

•	activity levels in the energy markets;

•	changes in oil and natural gas prices;

•	increases in supply of vessels in our markets;

•	the effects of competition;

•	our ability to complete vessels under construction without significant delays or cost overruns;

•	our ability to integrate acquisitions successfully;

•	our ability to maintain adequate levels of insurance;

•	demand for refined petroleum products or in methods of delivery;

•	loss of existing customers and our ability to attract new customers;

•	changes in laws;

•	changes in international economic and political conditions;

•	changes in foreign currency exchange rates;

•	adverse domestic or foreign tax consequences;

•	uncollectible foreign accounts receivable or longer collection periods on such accounts;

•	financial stability of our customers;

•	retention of skilled employees and our management;

•	laws governing the health and safety of our employees working offshore;

•	catastrophic marine disasters;

•	adverse weather and sea conditions;

•	oil and hazardous substance spills;

•	war and terrorism;

•	acts of God;

•	our ability to finance our operations on acceptable terms and access the debt and equity markets to fund our capital requirements, which may depend on general market conditions and our financial condition at the time;

•	our ability to charter our vessels on acceptable terms; and

•	our success at managing these risks.

Our forward-looking statements are only predictions based on expectations that we believe are reasonable. Actual events or results may differ materially from those described in any forward-looking statement. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. To the extent these risks, uncertainties and assumptions give rise to events that vary from our expectations, the forward-looking events discussed in this prospectus may not occur.

INFORMATION ON THE

2005 EMPLOYEE STOCK PURCHASE PLAN

Hornbeck Offshore Services, Inc., or the Company, has established the Hornbeck Offshore Services, Inc. 2005 Employee Stock Purchase Plan, or the Plan. The Plan is a new stock purchase program which will allow eligible employees the opportunity to acquire shares of the Company’s common stock, referred to as the Common Stock, at periodic intervals through accumulated payroll deductions.

QUESTIONS AND ANSWERS ABOUT THE PLAN

What is the purpose of the Plan?

The Plan was adopted by the Company’s Board of Directors, or the Board and approved by the Company’s stockholders to provide eligible employees of the Company and its designated subsidiaries the opportunity to purchase shares of Common Stock through accumulated payroll deductions. These deductions will be applied at semi-annual intervals to purchase shares of Common Stock at a discount from the then current market price. The Plan is designed to satisfy the requirements of section 423 of the Internal Revenue Code of 1986, as amended, referred to as the Code, and thereby allow participating employees to defer recognition of taxes when purchasing the shares of Common Stock at a discount under the Plan.

Who administers the Plan?

The Board or a committee established by the Board is responsible for administration of the Plan. The Board or the committee may appoint personnel to oversee the day-to-day administrative activities related to the Plan. Any personnel appointed by the Board or the committee may be granted full and exclusive discretionary authority to construe, interpret and apply the terms of the Plan, to determine eligibility and to adjudicate all disputed claims filed under the Plan. Initially, the Board has appointed its compensation committee, and the Company’s Vice President Human Resources and Risk Management with administering the Plan.

Every finding, decision and determination made by the Board, the committee or the authorized personnel, as applicable, will, to the full extent permitted by law, be final and binding upon all parties.

How many shares of Common Stock may be issued under the Plan?

The maximum number of shares of Common Stock that may be issued under the Plan is 700,000 shares, subject to adjustments upon changes in capitalization of the Company, which shares are being registered under the registration statement of which this prospectus is deemed to be a part. The Common Stock issued under the Plan may be either be newly issued shares or reacquired shares.

How will the Common Stock be made available for purchase?

Shares of Common Stock will be offered for purchase through a series of consecutive offering periods. An offering period is the period of approximately six months during which an option granted pursuant to the Plan may be exercised. The offering period will begin on the first day on which national stock exchanges and the NASDAQ System are open for trading, known as the Trading Day, on or after July 1 and terminate on the last Trading Day in the period ending the following December 31, or will begin on the first Trading Day on or after January 1 each year and terminate on the last Trading Day in the period ending the following June 30. The first day of each offering period is referred to as the Enrollment Date.

The Board may change the duration of offering periods (including the commencement dates thereof) with respect to future offerings without stockholder approval if the change is announced to eligible employees at least five days before the scheduled beginning of the first offering period to be affected thereafter.

Am I eligible to participate in the Plan?

All employees designated by the Company as vessel employees are eligible to participate in the Plan beginning with the Enrollment Date coinciding with or next following your completion of ninety (90) days of employment with the Company or any designated subsidiary. If you are not a vessel employee you are eligible to participate in the Plan beginning with the Enrollment Date coinciding with or next following your completion of ninety (90) days of employment with the Company or any designated subsidiary provided you are customarily scheduled to work at least twenty (20) hours per week and more than five (5) months in any calendar year.

For purposes of the Plan, you will be considered as employed by the Company or a designated subsidiary while on sick leave or other leave of absence approved by the Company. Where the period of leave exceeds 90 days and your right to reemployment is not guaranteed either by statute or by contract, the employment relationship will be deemed to have terminated on the 91st day of such leave.

What is the Insider Trading Policy?

The Company has adopted the Hornbeck Offshore Services, Inc. Policy Statement on Insider Trading, or the Insider Trading Policy, in order to provide guidance and to set out procedures that certain persons are required to follow in conducting transactions in the Company’s stock.

Who is subject to the Insider Trading Policy?

All employees of the Company are subject to the provisions of the Insider Trading Policy that address the general prohibition regarding the disclosure of material nonpublic information and trading in securities of the Company based on material nonpublic information. In addition, if your principal responsibilities are performed at the Company’s corporate headquarter offices, you are referred to as a Designated Insider, and you are also subject to the specific provisions of the Insider Trading Policy governing the “window periods” when you may trade in a security of the Company and when you must request permission to trade in a security of the Company from the Company’s Compliance Officer, who is responsible for administrating the insider trading policy.

How does the Insider Trading Policy affect my participation in the Plan?

The Insider Trading Policy applies to your decision to participate in the Plan during an enrollment period. As a result, during any enrollment period you may be prohibited from making an election to begin participating in the Plan or from changing the level of your participation in the Plan unless the enrollment period is designated as an open trading window by the Compliance Officer. Once you have elected to participate, however, that election will stay in place until you change it. The Compliance Officer responsible for administering the Insider Trading Policy will let you know if you may make or change an election under the Plan during an enrollment period.

If you are a Designated Insider, the Insider Trading Policy also applies to your decision to discontinue your participation in the Plan during an offering period. If the Insider Trading Policy applies to you, you will have to request permission to discontinue your participation in the Plan from the Compliance Officer.

How do I become a participant?

If you are an eligible employee, you may become a participant in the Plan by completing a subscription agreement authorizing payroll deductions and the certification of such deductible amount to the Plan on your behalf to purchase shares of Common Stock. The subscription agreement may be evidenced by a form provided by the Company and filed with the Company’s payroll office, or by authorizing payroll deductions by such other means as the Company or its designee may prescribe, which may include authorization of payroll deductions by interactive telephony or via the internet. The subscription agreement must be completed no less than 15 days prior to the Enrollment Date for an offering period. After becoming a participant, you will automatically become a participant in all future offering periods at the same payroll deduction amount in effect at the end of the prior offering period, unless you otherwise change your payroll deduction amount prior to a subsequent offering period.

How much may I invest through the Plan?

You may elect to have between one percent (1%) and fifty percent (50%), in whole percentages, of your eligible compensation deducted on an after-tax basis each pay period. Your eligible compensation will include all base straight time gross earnings and commissions, exclusive of payments for overtime, shift premium, incentive compensation, incentive payments, bonuses and other compensation.

Your payroll deductions will begin on the first payroll following the applicable Enrollment Date and will end on the last payroll in the offering period, unless sooner terminated by you under the terms of the Plan.

May I change the rate of my payroll deductions?

Subject to the Insider Trading Policy, you may change your deduction prior to an offering period by completing a new subscription agreement no less than 15 days prior to the applicable Enrollment Date. You may also change your deduction amount during each option period. However, changes during an offering period will not be effective until the next offering period. You may discontinue your deductions at any time, subject to the Insider Trading Policy.

May I withdraw from the Plan?

Subject to the Insider Trading Policy, you may request a full withdrawal of your accumulated payroll deductions. If you request such a withdrawal, no further payroll deductions under the Plan will be made during the remainder of the current offering period and any payroll deductions already collected for that option period will be refunded to you. Your option for such offering period will be automatically terminated. Your payroll deductions will not resume for any future offering period unless you complete a new subscription agreement.

What happens to my payroll deductions?

Your payroll deductions will be credited to your account under the Plan. No interest will be paid on the balance credited to your account. All payroll deductions received or held by the Company under the Plan may be used by the Company for any corporate purpose and the Company is not obligated to segregate such payroll deductions. Accordingly, any rights you may have to your payroll deductions are no greater than those of a general unsecured creditor of the Company.

How are options granted under the plan?

On the Enrollment Date of each offering period for which you are an eligible and participating employee, you will be granted an option to purchase, on the last day of such offering period (the “Exercise Date”) (at the applicable purchase price), up to the lesser of (i) the number of shares of the Common Stock determined by dividing your payroll deductions accumulated and retained in your account as of the Exercise date by the applicable purchase price, or (ii) 500 shares of the Common Stock. The options will expire on the last day of the offering period.

No option will be granted under the Plan to any employee (i) to the extent that, immediately after the grant, such employee would own capital stock of the Company (or outstanding options to purchase such stock) possessing five percent (5%) or more of the total combined voting power or value of all classes of the capital stock of the Company or of any subsidiary, or (ii) to the extent that such employees rights to purchase stock during a calendar year under all employee stock purchase plans of the Company and its subsidiaries exceeds twelve thousand dollars ($12,000) worth of stock (determined as the fair market value, defined by the Plan, of the shares at the time such option is granted).

What is the purchase price of the Common Stock?

The purchase price per share of Common Stock sold under the Plan will be equal to eighty-five percent (85%) of the lesser of the (i) the fair market value (as defined in the Plan) of a share of the Common Stock on the Enrollment Date, or (ii) the fair market value per share on the Exercise Date; provided, however, that the purchase price may be adjusted by the Board pursuant to the Plan and provided that any adjustment to the purchase price by the Board may not adversely affect the rights of a participant.

How will my option for the purchase of shares be exercised?

Unless you withdraw from the Plan, your option for the purchase of shares will be exercised automatically on the Exercise Date, and the maximum number of full shares subject to the option will be purchased on your behalf at the applicable purchase price with the accumulated payroll deductions in your account. No fractional shares will be purchased. Any remaining amount in your account will be retained in your account for the next offering period.

Will I receive reports indicating the amount and status of my account?

Yes. You will receive a statement of your account, either in hard copy format or electronically, at least annually. The statement will indicate the amounts of your payroll deductions, the number of shares purchased, the purchase price and the remaining cash balance, if any.

What happens if may employment terminates?

If your employment or continuous service with the Company or a designated subsidiary terminates for any reason, you will be deemed to have elected to withdraw from the Plan. The payroll deductions credited to your account during the offering period but not yet used to exercise the option will be returned to you (or to your designated beneficiary under the Plan, in the case of your death), and your option will be automatically terminated.

Can the Plan be amended or terminated?

Yes. The Board may at any time and for any reason terminate or amend the Plan. Except under certain circumstances, no such termination can affect options previously granted, provided, however, that an offering period may be terminated by the Board on any Exercise Date if the Board determines that the termination of the offering period or the Plan is in the best interests of the Company and its stockholders. Except under certain circumstances, no amendment may make any change in any option previously granted that adversely affects the rights of any participant. Certain amendments or terminations may require the approval of the Company’s stockholders.

What is the maximum duration of the Plan?

The Plan will continue in effect for a term of 10 years, unless sooner terminated in accordance with the terms of the Plan.

What happens if there is a change in control of the Company?

If there is any change in the shares of the Company as a result of a merger, consolidation, reorganization, recapitalization, exchange of shares, change in corporate structure, or similar event, appropriate arrangements will be made so that each option under the Plan will be assumed or an equivalent option substituted by the resulting entity or the offering period will be shortened to allow for the completion of purchases under outstanding options under the Plan as of an Exercise Date prior to the change in control.

What happens if there is a change in the Company’s capital structure?

In the event of any stock split, reverse stock split, stock dividend, combination or reclassification of shares, or any other increase or decrease in the number of shares of Common Stock effected without the Company’s receipt of consideration, the maximum number of shares each participant may purchase per offering period, as well as the price per share and the number of shares of Common Stock covered by each option under the Plan which has not yet been exercised will be proportionately adjusted, as determined by the Board.

May I assign or transfer the payroll deductions credited to my account or my option to purchase shares on the exercise date?

No. Neither payroll deductions credited to your account nor any rights with regard to the exercise of an option or to receive shares under the Plan may be assigned, transferred, pledged or otherwise disposed of by you in any way (other than by will, the laws of descent and distribution or as otherwise provided in the Plan). Any attempt at assignment, transfer, pledge or other disposition will have no effect, except that the Company may treat such act as an election to withdraw funds from an offering period in accordance with the Plan.

FEDERAL TAX CONSEQUENCES

The following is a general description of the Federal income tax consequences applicable to your participation in the Plan. State and local tax treatment, which is not discussed below, may vary from such Federal income tax treatment. THE TAX CONSEQUENCES ASSOCIATED WITH EMPLOYEE STOCK PURCHASE PLANS ARE COMPLEX AND THE FOLLOWING DESCRIPTION IS NOT EXHAUSTIVE OF ALL OF THE VARIOUS TAX CONSEQUENCES THAT MAY OCCUR IN CONNECTION WITH YOUR PARTICIPATION. YOU ARE URGED TO CONSULT WITH YOUR OWN TAX ADVISOR AS TO THE TAX CONSEQUENCES OF YOUR PARTICULAR TRANSACTIONS UNDER THE PLAN.

Will the grant of an option to purchase Common Stock or the purchase of Common Stock on my behalf under the Plan result in taxable income?

The Plan is designed to satisfy the requirements of section 423 of the Code. Under the Plan, you will not recognize taxable income either upon receipt of the option on the Enrollment Date or upon actual purchase of shares on the Exercise Date.

When will I be subject to Federal income tax on the shares purchased under the Plan?

Generally, you will recognize income in the year you sell or make any other disposition of the shares purchased under the Plan. The term “disposition” generally includes any transfer of legal title, whether by sale, exchange or gift, but does not include a transfer to your spouse or a transfer into joint ownership if you remain one of the joint owners.

How is my Federal income tax liability determined when I sell my shares?

Your federal income tax liability will depend upon whether you make a qualifying or disqualifying disposition of the purchased shares. A qualifying disposition will occur if you sell or otherwise dispose of the shares after you have held the shares for more than two (2) years after the beginning of the offering period in which the shares were purchased, and at least one (1) year after the actual purchase date of such shares. A disqualifying disposition is any sale or other disposition which is made before both of these minimum holding periods are satisfied.

What if I make a qualifying disposition?

You will recognize ordinary income in the year of the qualifying disposition equal to the lesser of (i) the excess of the fair market value of the shares on the purchase date over the purchase price of those shares, or the Discount, or (ii) the excess of the fair market value of the shares on the date of disposition over the purchase price paid for those shares. The amount of ordinary income recognized by you is added to the your purchase price, and this amount becomes the tax basis for determining the amount of the capital gain or loss from the disposition of the shares. Any additional gain recognized upon the qualifying disposition will be long-term capital gain.

If the fair market value of the shares on the date of the qualifying disposition is less than the purchase price you paid for the shares, there will be no ordinary income, and any loss recognized will be long-term capital loss.

What if I make a disqualifying disposition?

Normally, you will recognize ordinary income in the year of the disqualifying disposition in the amount equal to the Discount, even if the disposition is a gift or is at a loss. The amount of ordinary income recognized by you is added to the your purchase price, and this amount becomes the tax basis for determining the amount of the capital gain or loss from the disposition of the shares. Any additional gain recognized upon the disqualifying disposition will be capital gain, which will be short-term gain or long-term gain depending on the applicable capital gains holding period.

The amount of ordinary income you recognize upon a disqualifying disposition will be reported by the Company on your W-2 wage statement for the year of such disposition, and any applicable withholding taxes which arise in connection with such disqualifying disposition will be collected from your wages or through your separate payment.

The Plan will not meet the requirements in Section 162(m) of the Internal Revenue Code of 1986, which means that in certain situations there may be no Company deductions for disqualifying dispositions by the Company’s Chief Executive Officer and four most highly paid other executive officers.

What if I die before disposing of the shares?

In the event of your death before disposing of the shares acquired under the Plan, ordinary income must be recognized in the year of death as though the shares had been sold.

What are the Federal tax consequences to the Company?

If you make a disqualifying disposition of shares acquired under the Plan, the Company is allowed an income tax deduction in the taxable year of the disqualifying disposition equal to the amount of ordinary income you recognize upon such disposition. In no other event will a deduction be allowed to the Company.

ADDITIONAL INFORMATION

Is the Plan subject to any provisions of ERISA?

The Plan is an employee stock purchase plan designed to satisfy the requirements of section 423 of the Code. As such, the Plan is not qualified under Section 401(a) of the Code. In addition the Plan is not subject to the requirements of Title 1 of ERISA.

Where can a participant find additional information about us?

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, proxy statements or other information that we file at the SEC’s public reference room at 450 Fifth Street N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation and location of the public reference room. Our SEC filings are also available to the public at the SEC’s website at www.sec.gov.

We have filed a registration statement with the SEC, which became effective upon filing, to register the issuance of the shares of our common stock offered pursuant to this prospectus. As allowed by the rules of the SEC, this prospectus does not contain all of the information that can be found in the registration statement or in the exhibits to the registration statement.

The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference becomes part of the prospectus, except for any information superseded by information contained directly in this prospectus. This prospectus incorporates by reference the documents set forth below that we have previously filed with the SEC (excluding such documents or portions thereof that are not deemed “filed” under the Securities Exchange

Act of 1934, as amended, or the Exchange Act in accordance with the Exchange Act and applicable Securities and Exchange Commission rules and regulations):

(a)	The Registrant’s annual report on Form 10-K filed with the Commission on March 11, 2005;

(b)	The description of the Registrant’s common stock, par value $.01 per share (the “Common Stock”), contained in the Registrant’s registration statement on Form 8-A/A (No. 001-32108) filed with the Commission on
September 3, 2004, including any other amendments or reports filed for the purpose of updating such description; and

(c)	The following reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act, including: Current Reports on Form 8-K filed January 11, 2005, January 21, 2005, February 24, 2005, February 25, 2005, March 2, 2005, March 18, 2005 and April 22, 2005.

These documents contain important information about us and our financial condition. This prospectus also incorporates by reference additional documents that we may file with the SEC after the date of this prospectus (excluding such documents or portions thereof that are not deemed “filed” under the Exchange Act in accordance with the Exchange Act and applicable Commission rules and regulations). These include periodic reports, such as annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K.

Documents incorporated by reference, and any other documents required to be delivered to you pursuant to Rule 428(b) of the Securities Act, may be obtained as described above and are also available from us without charge, excluding exhibits unless specifically incorporated by reference as an exhibit to this prospectus. You may obtain documents incorporated by reference in the prospectus, or which we are required to provide to you pursuant to Rule
428(b), by requesting them from us in writing or by telephone at the following address and telephone number: 103 Northpark Boulevard, Suite 300, Covington, Louisiana 70433, attention Vice President Human Resources and Risk Management (985) 727-6803.